Exhibit 10.56
BURGER KING HOLDINGS, INC.
2006 OMNIBUS INCENTIVE PLAN
PERFORMANCE AWARD
     Unless defined in this Performance Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”).
     Pursuant to Section 10 of the Plan, you have been granted a Performance Award on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Individual Performance Award:	The number of shares underlying your Individual Performance award (the “Individual Award”) is available at www.benefits.ml.com under the Grant Information section.

Performance Period:	July 1, [___] through and ending on June 30, [___] (the “Performance Period”)

Date of Grant:	[ ]

Vesting Schedule:	3 Year Cliff

Vesting Date:	[3rd anniversary of grant date]
     By your electronic acceptance, you and the Company agree that this Award of Performance Shares is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A.

EXHIBIT A
TERMS AND CONDITIONS OF THE
PERFORMANCE AWARD
No Payment for Shares.
     No payment is required for Performance Shares that you receive under this Award.
Nature of Award.
     The Individual Award represents the opportunity to receive the number of Performance Shares earned as provided for below under “Determination of Number of Performance Shares Earned,” subject to the sections below entitled “Settlement of Performance Shares” and “Termination”. To the extent dividends are paid on Shares during the period from the Date of Grant, but prior to the settlement of the Performance Shares, you shall receive an amount in cash or shares (to be determined by the Company) for each of your vested and unvested Performance Shares equal to the amount per share of the dividend, but such amount of cash or shares shall not be paid out to you until settlement of the Performance Shares.
Determination of Number of Performance Shares Earned.
     The number of “Performance Shares” earned as of the end of a Performance Period, if any, shall be determined as follows:
[# of Performance Shares = Company Performance Factor x Individual Award]
The “Company Performance Factor” shall be determined by the Committee in its sole discretion on or before [date that is 90 days following beginning of performance period (or, if earlier, 1/4 of the way through performance period)] based on: Profit before Taxes.
Settlement of Performance Shares.
     The Company shall deliver to you that number of Shares equal to the number of Performance Shares earned as of the end of the Performance Period, as determined above, on or as soon as practicable after the Vesting Date, subject to the section entitled “Termination” below. You will have no rights of a shareholder with respect to the Shares until such Shares have been delivered to you.
Termination.
     Except as set forth below in this section, upon a termination of your employment for any reason you will forfeit all of your Performance Awards that are unvested at the time of termination, regardless of whether they have been earned, without any consideration due to you.
     In the case of Performance Shares that have a cliff vesting schedule, if your employment terminates after the one-year anniversary of the Date of Grant, but prior to the Vesting Date by reason of death or Disability, you will become vested, on the date of termination, in the number of Performance Shares that you would have been entitled to on the Grant Date anniversary immediately preceding the termination date, as if the vesting schedule had been in equal annual installments over the vesting period. For example, if the earned Performance Shares under this Award equal 400 Shares, the cliff vesting period is four years, and your employment terminates in month 30 after the Date of Grant due to Disability, you will become immediately vested in 200 Shares.
     Further, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive Performance Shares and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to receive Performance Shares pursuant to the Individual Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Individual Award.
     In the event that a Change in Control occurs prior to the end of the Performance Period, then as of the effective date of such Change in Control, the Company Performance Factor shall be deemed to be one, and you shall be deemed to have earned the number of Performance Shares equal to the number of shares comprising your Individual Award. In the event that, within twenty-four months following the date of such Change in Control, your employment is terminated by the Company Without Cause (as defined below), upon such termination you will become vested in, and entitled to receive, the total number of Performance Shares. Additionally, if you have an employment agreement with the Company or one of its Affiliates that defines the term “Good Reason”, then in the event that a Change in Control occurs and, within twenty-four months following the date of such Change in Control, your employment is terminated by you for Good Reason (as defined in the employment agreement), upon such termination you will become vested in, and entitled to receive, the total number of Performance Shares.
     In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of employment on your Award and the terms of any employment agreement or offer, promotion or confirmation letter with the Company or one of its Affiliates (“Employment Agreement”), the terms of your Employment Agreement will govern.
     For purposes of this Award Agreement, the following terms shall have the following meanings:
     “Cause” means (i) a material breach by you of any of your obligations under any written agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, including without limitation, the Burger King Companies’ Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the failure by you to reasonably and substantially perform your duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds; or (vi) the commission by you of a felony or other serious crime involving moral turpitude; provided that if you are a party to an Employment Agreement at the time of your termination of employment and such Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
     If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of employment, the Company determines that your employment could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of your termination of employment, your employment will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.
     “Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (2) in the absence of any such plan, a physical or mental condition rendering you unable to perform your duties for the Company or any of its Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of your termination of employment and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
     “Without Cause” means a termination of your employment other than by the Company for Cause, by you for any reason, or by reason of your death or Disability (as defined above); provided that if you are a party to an Employment Agreement at the time of your termination of employment and such Employment Agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
Taxes.
     Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Individual Award, including the grant or vesting of the Individual Award, the subsequent sale of Performance Shares acquired pursuant to such vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Individual Award to reduce or eliminate your liability for Tax-Related Items.
     Prior to settlement of the Individual Award, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer or from proceeds of the sale of Performance Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Performance Shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Performance Shares, provided that the Company only withholds the amount of Performance Shares necessary to satisfy the minimum withholding amount. If the Company or the Employer satisfies the obligation for Tax-Related Items by withholding a number of whole Performance Shares as described herein, you will be deemed to have been issued the full number of Performance Shares subject to this Award, notwithstanding that a number of the Performance Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting of this Individual Award. Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your receipt of Performance Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the vesting and refuse to deliver the Performance Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
No Guarantee of Continued Service.
     You acknowledge and agree that the performance, vesting and settlement of this Individual Award as provided for herein is earned only by continuing as an employee at the will of the Company (not through the act of being hired or being granted this Individual Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the performance, vesting and settlement terms do not constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with your right or the Company’s or any Affiliate’s right to dismiss you from employment at any time or for any reason not prohibited by law and will not confer upon you any right to continue your employment for any specified period of time.
Termination for Cause; Restrictive Covenants.
     In consideration for the grant of this Individual Award and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:
     Upon (i) a termination of your employment for Cause, (ii) a retroactive termination of your employment for Cause as permitted herein or under your Employment Agreement, (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your Employment Agreement or (iv) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with your termination of employment, any Performance Shares you then hold that have not been settled shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay (in cash or in Shares), to the Company, the Fair Market

Value of any Shares (including Shares withheld for taxes) received upon the settlement of Performance Shares during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination. The Fair Market Value of any such Shares shall be determined as of the date the Performance Shares were settled.
Company’s Right of Offset.
     If you become entitled to a distribution of benefits under this Individual Award, and if at such time you have any outstanding debt, obligations or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law, may offset such amount so owing against the amount of benefits otherwise distributable.
Acknowledgment of Nature of Award.
     In accepting this grant of an Individual Award, you acknowledge that:
     (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
     (b) this grant of an Individual Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Shares, or benefits in lieu Performance Shares even if Performance Shares have been awarded repeatedly in the past;
     (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
     (d) your participation in the Plan is voluntary;
     (e) this Individual Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and is outside the scope of your employment contract, if any;
     (f) this Individual Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
     (g) neither this Individual Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that the Employee is not an employee of the Company, Performance Shares shall not be interpreted to form an employment contract or relationship with the Company;
     (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

     (i) if you receive Shares, the value of such Shares acquired upon vesting of Performance Shares may increase or decrease in value; and
     (j) no claim or entitlement to compensation or damages arises from termination of this Individual Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Performance Shares or Shares received upon vesting of the Performance Shares resulting from termination of your employment by the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.
Data Privacy Notice and Consent.
     You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
     You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Shares or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon settlement of the Performance Shares may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
No Compensation Deferrals.

     Neither the Plan nor this Award Agreement is intended to provide for a deferral of compensation that would subject the Performance Shares to taxation prior to the issuance of Shares as a result of U.S. Internal Revenue Code Section 409A (“Section 409A”). Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this Individual Award. If you are subject to U.S. taxes, all Performance Shares that you are entitled to at vesting will be issued to you within the period ending no later than the date that is 2 1/2 months from the end of (i) your tax year that includes the applicable date of vesting, or (ii) the Company’s tax year that includes the applicable date of vesting (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A).
Securities Laws.
     By accepting this Individual Award, you acknowledge that federal or local securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your Performance Shares. You agree to comply with such securities law requirements and Company policies, as such laws and policies are amended from time to time.
Entire Agreement; Dispute Resolution; Governing Law.
     The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law as provided for in Section 14 of the Plan. This Award Agreement is governed by the laws of the State of Delaware without regard to its principles of conflict of laws.
     The Company and you agree that any dispute or controversy arising under or in connection with this Award Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida.
     By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.
Electronic Delivery.

     The Company may, in its sole discretion, decide to deliver any documents related to Performance Shares awarded under the Plan or future Performance Shares that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
Agreement Severable.
     In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
Language.
     If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.